INVESTOR RELATIONS AGREEMENT

The Chesapeake Group, Inc., a full service investor relations company, specializes in providing marketing know-how to publicly traded emerging growth companies. While Chesapeake Group specializes in strategic management of investor relations for emerging growth companies, they also provide public relations services, press release distribution and Internet related services for website development.

Agreement made this the day of October 16, 2017, between Corix Bioscience, Inc. (hereinafter referred to as "Corporation"), and Chesapeake Group, Inc. (hereinafter referred to as "Consultant"; collectively referred to as the "Parties"):

Recitals:

The Corporation desires to engage the services of the Consultant to perform the Corporation's consulting services regarding all phases of the Corporation's "Investor Relation" including broker/dealer relations as such may pertain to the operation of the Corporation's business. The Consultant will consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, undertake the Corporation's financial public relations activities which involve corporate relations and relationships with various financial service industry professionals, including, but not limited to broker/dealers involved in the regulated securities industry.

AGREEMENT

The respective duties and obligations of the contracting Parties shall be for a period commencing on the date first appearing above and ending April 15, 2018. Either party, only in accordance with the terms, may terminate this Agreement and conditions set forth below.

Services Provided by Consultant

Consultant will provide consulting services in connection with the Corporation's "investor relations" dealings with FINRA broker/dealers and the investing public. (At no time will the Consultant provide services which would require Consultant to be registered and licensed with the Securities Exchange Commission ("SEC"), FINRA, or any other federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

(a) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities primarily accomplished through daily contact with financial professionals including brokers, mutual fund managers, analysts, media and other investment personnel.

(b) Aid and consult with the Corporation in the dissemination of press releases and news announcements and to make sure that all "due diligence" packages or other marketing materials used by Chesapeake are pre-approved by Corix Bioscience, Inc.

Compensation

In consideration for the services provided by Consultant to the Corporation, the Corporation will provide the following compensation to Consultant:

360,000 restricted shares issued prior to the commencement of the this Agreement

$5,000 paid on or before the 16th of each of the following months: October 2017, November 2017, December 2017, January 2018, February 2018 and March 2018 for a total of $30,000

Under this Agreement, the Consultant will receive 360,000 restricted shares of common stock, ("Stock") which for the purposes of calculating a holding period under Rule 144, shall be considered fully earned as of October 16, 2017. The shares will be issued in book entry or certificate form promptly therafter as consideration for the expanded scope of work referenced in paragraph (c) above.

The Stock shall have "piggyback" registration rights and will be included in any subsequent registration statement filed by the Corporation. Corix Bioscience, Inc. will pay all legal costs for registration of the Stock, and any future registration statements filed by the Corporation.

Representation of Corporation

The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contains no material misstatements, or omission fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold the Consultant harmless from any and all errors, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant. I

Limited Liability

With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its misconduct or negligence.

Termination

Either party upon the giving of not less than thirty (30) days written notice may terminate this Agreement, delivered to the parties at such address or addresses as set forth in Paragraph below. Any such notice will require the return of any unearned portion for stock and warrants based upon the number of months left on the contract and shall be deemed to be properly given when transmitted by way of registered mail. The thirty (30) days termination period shall not begin until the other party has received or is deemed to have received the notice of termination.

Notices

Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

Tim Rieu
Chesapeake Group, Inc.
305 Washington Avenue Suite 100
Towson, MD 21204

Attorney's Fees

In the event any litigation or controversy arises out of or in connection with this Agreement between the Parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney's fees expenses and suit costs, including those associated within the appellate or post-judgment collections proceedings.

Arbitration

In connection with any controversy or claim arising out of or relating to this Agreement, the Parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration

of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction with the state of Maryland.

Governing Law

This Agreement shall be construed under and in accordance with the laws of the State of Maryland. All parties hereby consent to the state of Maryland as the proper jurisdiction for any such proceeding if applicable.

Parties Bound

This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

Legal Construction

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the validity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been in it.

Prior Agreements Superseded

This Agreement constitutes the sole and only Agreement of the contracting parties and supercedes any prior written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

Multiple Copies or Counterparts of Agreement

One or more of the Parties may execute the original and one or more copies of this Agreement hereto. In such event, all such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereto delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original Copies for all purposes if original copies of the parties' signatures are not delivered.

Liability for Expenses

All fees and costs incurred in relation to the services provided by the Consultant shall be the responsibility of the Consultant, except those fees and costs previously approved in writing by an Officer of the Corporation.

Headings

Headings used throughout this Agreement are for reference and convenience and in no way define by presentation, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.

BY: ______________________

Tim Rieu President/CEO Chesapeake Group Inc.

BY: ______________________

Michael Ogburn Chairman/CEO and President Corix Bioscience, Inc.